Exhibit 99.1

FOR IMMEDIATE RELEASE

NTS Announces Third Quarter Results; Fiber Business Grows 28.2%

Lubbock, TX – November 14, 2013 - NTS, Inc. (NYSE MKT/TASE: NTS) (“NTS” or the “Company”) announces results for the three and nine months ended September 30, 2013.

Revenues
Revenues from the Company’s Fiber-To-The-Premises (“FTTP”) business grew 28.2% to $6.1 million in the third quarter ended September 30, 2013, as compared to $4.8 million for the same period in 2012. FTTP revenues represented 41.2% of consolidated revenues for the third quarter of 2013, as compared to 31.9% of consolidated revenues for the third quarter of 2012.

Consolidated revenues for the quarter ended September 30, 2013 were $14.8 million, down slightly   when compared to consolidated revenues of $14.9 million in the quarter ended September 30, 2012.

For the first nine months of 2013, revenues from the Company’s FTTP business grew 28.1% to $17.1 million from $13.3 million in the first nine months of 2012.  Consolidated revenues for the nine months ended September 30, 2013 were $44.9 million, essentially flat as compared to consolidated revenues for the nine months ended September 30, 2012.

Customer Expansion
The Company’s total number of FTTP customers as of September 30, 2013 was 11,409, a 25% increase compared to 9,104 FTTP customers as of September 30, 2012.  The increase in the Company’s customer base is a result of its expansion into additional communities and increased penetration.

Average Revenue Per User for all of the Company’s fiber markets is approximately $402 per month for business customers and approximately $100 per month for residential customers.

The FTTP network build out is primarily financed by $99.9 million in funds from the Federal Broadband Stimulus Program, of which 45.9% is in the form of grants and 54.1% is in the form of low cost long-term loans.

New Market Progress
During the third quarter of 2013, NTS began connecting customers in Ponchatoula, Louisiana as it continued to make progress on the construction of its FTTP network in southern Louisiana.  Upon completion of the Louisiana fiber build out, in addition to Ponchatoula, the network is expected to include residential and business customers in the communities of Hammond, Natalbany, Tickfaw, Independence and Amite, adding approximately 11,500 FTTP passings.  Additionally, NTS continued its sales and marketing efforts in Abilene, Texas where the Company has established a “metro build” targeting more than 1,000 business customers.

Adjusted EBITDAS
During the second quarter the Company provided a computation of Adjusted EBITDAS that excludes the effects of a) the write-off of $519,435 of assets acquired during various acquisitions in which management had determined they would not be able to obtain successful resolution, and b) a significantly higher than usual bad debt expense of $1,028,538.  The Company believes that analysts and investors will want to understand the effect of the bad debt expense and the write-off on this non-GAAP measure; hence the Company provides the computation for clarity and ease-of-use.

EBITDAS for the third quarter of 2013 was $3.7 million, a 20.3% increase over EBITDAS of $3.1 million in the same quarter last year. EBITDAS margin in the quarter ended September 30, 2013 was 25.1% compared to EBITDAS margin of 20.7% for the quarter ended September 30, 2012.  This is mainly attributable to the increase in higher margin FTTP revenues.

For the nine months ended September 30, 2013 the Company reported Adjusted EBITDAS of $10.8 million, an increase of 24.7% compared to EBITDAS of $8.6 million in the first nine months of 2012.  Adjusted EBITDAS margin for the first nine months of 2013 was 24% compared to EBITDAS margin of 19.3% in the same prior year period.

Net Income
For the quarter ended September 30, 2013, the Company reported a net loss of $328 thousand or a loss of $0.01 per basic and diluted share, assuming 41,571,167 shares outstanding compared to a net loss of $32 thousand or less than $0.01 per basic and diluted share, assuming 41,186,596 shares outstanding for the quarter ended September 30, 2012.

For the quarter ended September 30, 2013, NTS recorded a net financing expense of $1.9 million compared to a net financing expense of $1.3 million for the quarter ended September 30, 2012. The increase in the financial expenses was related to increased debt incurred to finance the Company’s FTTP expansion into new markets and the valuation of the U.S. Dollar to the New Israeli Shekel.

For the nine months ended September 30, 2013, NTS reported a net loss of $1.1 million or a loss of $0.03 per basic and diluted share, assuming 41,316,192 shares outstanding compared to a net loss of $297 thousand or $0.01 per basic and diluted share, assuming 41,186,596 shares outstanding for the nine months ended September 30, 2012.

Mr. Guy Nissenson, Chairman, President and CEO of NTS commented, “Subsequent to the close of the third quarter we announced that we had entered into a definitive merger agreement with affiliates of private equity firm Tower Three Partners.  This is good news for the Company, our shareholders and our customers and is a testament to the hard work of all of our employees during the past five years as we’ve established our fiber network in select markets in Texas and Louisiana.”

About NTS

NTS is a provider of high speed broadband services, including internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  NTS' Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  For the Company's website, please visit: www.ntscom.com.

In addition to disclosing financial measures prepared in accordance with Accounting Principles Generally Accepted in the US (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDAS (non-GAAP earnings before interest, taxes, depreciation, amortization and stock-based compensation, other expenses, acquisition costs and non-recurring loss) and adjusted EBITDAS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDAS and adjusted EBITDAS. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDAS and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDAS and adjusted EBITDAS.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." NTS' financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@ntscominc.com

NTS, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues
Services on Fiber-To-The-Premise network	$6,095,658	$4,755,779	$17,094,428	$13,341,551
Leased local loop services and other	8,710,044	10,170,267	27,833,694	31,592,883
Total Revenues	14,805,702	14,926,046	44,928,122	44,934,434

Expenses
Cost of services (excluding depreciation and amortization shown below)	6,085,114	6,734,583	19,456,379	20,677,513
Selling, general and administrative	5,121,467	5,165,190	16,509,564	15,738,473
Depreciation and amortization	2,078,396	1,813,006	5,426,366	4,799,447
Financing expenses, net	1,930,333	1,324,054	4,793,306	3,884,990
Other expenses, net	205,031	69,701	638,704	447,577
Total Expenses	15,420,341	15,106,534	46,824,319	45,548,000

Loss before taxes	(614,639)	(180,488)	(1,896,197)	(613,566)

Income tax benefit	286,367	148,913	770,175	315,735

Net loss	$(328,272)	$(31,575)	$(1,126,022)	$(297,831)

Basic and diluted loss per share	$(0.01)	$(0.00)*	$(0.03)	$(0.01)

Basic and diluted weighted average number of shares outstanding	41,571,167	41,186,596	41,316,192	41,186,596

* Represents amount less than $0.01.

Reconciliation of EBITDAS and Adjusted EBITDAS to Net loss applicable to common stockholders as it is presented on the Condensed Consolidated
Statements of Operations for NTS, Inc.

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Net loss	$(328,272)	$(31,575)	$(1,126,022)	$(297,831)

Write-off of assets acquired during various acquisitions	-	-	519,435	-
Extraordinary bad debt expense	-	-	1,028,538	-
Depreciation and amortization	2,078,396	1,813,006	5,426,366	4,799,447
Compensation in connection with the issuance of warrants and options	118,824	64,389	291,126	143,535
Financing expenses , net	1,930,333	1,324,054	4,793,306	3,884,990
Other expenses , net	205,031	69,701	638,704	447,577
Income tax benefit	(286,367)	(148,913)	(770,175)	(315,735)

EBITDAS (Adjusted)	$3,717,945	$3,090,662	$10,801,278	$8,661,983